Exhibit 3.1

YOU SHOULD MAKE YOUR OWN DECISION WHETHER THE ROYALTY SHARES MEET YOUR INVESTMENT OBJECTIVES AND RISK TOLERANCE LEVEL. NO FEDERAL OR STATE SECURITIES COMMISSION HAS APPROVED, DISAPPROVED, ENDORSED OR RECOMMENDED THE OFFERING OF THE ROYALTY SHARES.

COMPANY DOES NOT GUARANTEE PAYMENT OF THE ROYALTY SHARES IN A SPECIFIED AMOUNT OR ON A SPECIFIED TIME FRAME. COMPANY HAS THE AUTHORITY TO MODIFY THE TERMS OF THE CORRESPONDING PURCHASE AGREEMENTS WHICH COULD, IN CERTAIN CIRCUMSTANCES, REDUCE (OR ELIMINATE) THE EXPECTED RETURN ON YOUR INVESTMENT.

ROYALTY SHARES ARE SPECULATIVE SECURITIES. INVESTMENT IN THE ROYALTY SHARES INVOLVES SIGNIFICANT RISK AND YOU MAY BE REQUIRED TO HOLD YOUR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. YOU SHOULD PURCHASE THE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

ANY TRANSFER, PLEDGE OR OTHER USE OF THE ROYALTY SHARES FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL UNLESS THE TRANSFEREE IS REGISTERED AS AN INVESTOR ON JUKEBOX TECHNOLOGY LLC’S WEB-BASED PLATFORM AND SUCH TRANSFEREE AGREES TO THE TERMS OF THE SUBSCRIPTION AGREEMENT AND THIS AGREEMENT.

JUKEBOX HITS VOL.1 LLC

ROYALTY SHARE AGREEMENT

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Holder:

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THIS ROYALTY SHARE AGREEMENT (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of the                     1 (hereinafter, interchangeably, “Effective Date”), is entered into by and between Jukebox Hits Vol. 1 LLC, a Delaware limited liability company ( “Company”), and Holder (Company and Holder, each a “Party,” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, Company desires to sell and grant to Holder, and Holder desires to purchase and accept from Company, the Royalty Shares, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the sufficiency of which the Parties hereby acknowledge by signing electronically below, Company and Holder agree as follows:

A G R E E M E N T

1. DEFINITIONS. The following defined terms shall have the meanings ascribed to them in this Section 1 for all purposes of this Agreement:

“Agreement” has the meaning set forth in the preamble herein.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Company” has the meaning set forth in the preamble herein.

[1]	Date of Royalty Share Agreement to be inserted.

“Compositions” means musical compositions in which Company owns and controls certain rights, title and interests.

“Date of Determination” has the meaning prescribed to it in Section 3.1(a).

“Effective Date” has the meaning set forth in the preamble herein.

“Excluded Liabilities” has the meaning prescribed to it in Section 4.4.

“Holder” means the undersigned Person identified on the first page of this Agreement, together with its successors and permitted assigns.

“Indemnified Party” has the meaning prescribed to it in Section 5.1.

“Jukebox Platform” means the web-based platform located at https://www.jkbx.com, owned and operated by Jukebox Technology LLC, a Delaware limited liability company.

“Music Asset” means those certain Compositions and/or Recordings (as applicable) set forth on the Music Asset Schedule incorporated herein by this reference.

“Music Asset Schedule” means Schedule 2 attached hereto.

“Net Royalties” means Royalties received by Company after the deduction of a 1.25% fee (the “Royalty Fee”) retained by Company.

“Original Issue Date” means the date set forth in the Royalty Share Schedule.

“Party” or “Parties” has the meaning set forth in the preamble herein.

“Payment Date” means a date on which Company shall conduct a Royalty Share Payment.

“Person” means an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

“Pro Rata Share” means, as of a date of determination, the quotient of (a) the number of Royalty Shares of the applicable Series held by Holder pursuant to this Agreement and (b) the aggregate number of Royalty Shares of the applicable Series then outstanding.

“Purchase Price” means the total amount paid by Holder to Company for the purchase of the Royalty Shares, as set forth in the Royalty Share Schedule.

“Record Date” means a date, announced in advance by Company on a quarterly basis, by which Holder must own Royalty Shares in order to be entitled to a Royalty Share Payment conducted for the corresponding quarter.

“Recordings” means sound recordings in which Company owns and controls certain rights, title and interests.

“Royalties” means any and all monies, fees, royalties, revenues, amounts and sums of any kind or description payable or becoming payable to Company by any individual or entity anywhere in the universe in respect of the use or exploitation of a certain Music Asset.

“Royalty Fee” has the meaning prescribed to it in the definition of “Net Royalties.”

“Royalty Rights” means Company’s worldwide right, title, interest, and control in and to the applicable Royalties payable or becoming payable in respect of the corresponding Music Asset(s).

“Royalty Share Payment” has the meaning prescribed to it in Section 3.1.

“Royalty Shares” means, collectively, the Royalty Shares of the series specified and in the total number as set forth on Royalty Share Schedule, purchased by Holder from Company pursuant to this Agreement.

“Royalty Share Schedule” means Schedule 1 attached hereto.

“Series” means a specific series of Royalty Shares issued by Company, as identified in the Royalty Share Schedule.

“Subscription Agreement” means that certain Subscription Agreement, dated as of even date herewith, by and between Company and Holder.

2. SALE AND PURCHASE PROCESS.

2.1 The Parties hereby acknowledge and agree that, as of the Effective Date, Company agrees to sell to Holder the Royalty Shares specified on the Royalty Share Schedule. Pursuant to Section 3.1, such Royalty Shares shall entitle Holder to its applicable Pro Rata Share of the Net Royalties that Company derives from the Music Assets that correspond to each Series on the Royalty Share Schedule. As a condition of the effectiveness of this Agreement, (i) Holder must execute and deliver to Company this Agreement and the Subscription Agreement and (ii) Company must accept Holder’s offer to purchase the Royalty Shares by executing in counterparts and delivering to Holder this Agreement and the Subscription Agreement.

2.2 In consideration of the sale and delivery of the Royalty Shares to Holder, the warranties and representations of Company in this Agreement, and Company’s performance of all obligations hereunder, in connection with the Royalty Shares, Holder hereby irrevocably and unconditionally agrees to pay the Purchase Price, in U.S. dollars in immediately available funds, in accordance with the payment instructions provided to Holder by Company.

3. GRANT OF RIGHTS. Without limiting the generality of the foregoing, with respect to the Royalty Shares acquired pursuant to this Agreement, the Parties hereby agree as follows:

3.1 For value received, Company hereby promises to pay to Holder with respect to each Series, the Holder’s applicable Pro Rata Share as of each Date of Determination of the Net Royalties received by Company following the Effective Date derived from the Music Asset(s) that correspond to each such Series on the Royalty Share Schedule (such payments to Holders, the “Royalty Share Payments”). Notwithstanding the foregoing, the Parties agree that Company’s obligation to make Royalty Share Payments in respect of each Series hereunder shall be limited, in all circumstances, to an amount equal to Holder’s applicable Pro Rata Share of such Series multiplied by the amount of corresponding Net Royalties actually received by Company (after deducting the Royalty Fee), and that no Royalty Share Payments on the Royalty Shares shall be payable to the Holder unless Company has actually received corresponding Net Royalties, and then shall be payable equally and ratably on each Royalty Share of the applicable Series only to the extent of the Holder’s aggregate Pro Rata Share thereof. Company shall make Royalty Share Payments to Holder in accordance with this Section 3.1.

(a)

During each full calendar quarter that begins following the six-month anniversary of the Original Issue Date of each Series, Company shall declare (i) the amount of Royalty Share Payments payable per Royalty Share per Series and (ii) an applicable Record Date and Payment Date for such Royalty Share Payments. The date upon which the Company declares such information shall be the “Date of Determination.” Each Payment Date shall be no later than ninety (90) calendar days after the end of the calendar quarter in which such Payment Date is declared.

(b)

All Royalty Share Payments due to the Holder hereof pursuant to this Agreement shall be paid (i) on each Payment Date declared by Company pursuant to Section 3.1(a) above, (ii) to the Person in whose name each Royalty Share is registered at the close of business on the applicable Record Date preceding the applicable Payment Date and, for administrative convenience, Company may (without penalty) remit funds to the Holder up to five (5) Business Days after the Payment Date and (iii) in U.S. dollars, in immediately available funds, by intra-institution book entry transfer or such other transfer mechanism to the Holder’s Jukebox Platform account. Any taxes due and payable on any Royalty Share Payments to be made to the Holder hereunder shall be the Holder’s sole responsibility, and the Holder agrees to reimburse Company promptly for any such taxes paid by Company (including any taxes due and payable by Company on amounts received by it pursuant to this sentence). All U.S. dollar amounts used in or resulting from the calculation of amounts due in respect of the Royalty Share may be rounded to the nearest cent (with one-half cent being rounded upward).

3.2 Company hereby irrevocably and perpetually sells, assigns, and transfers to the Holder the Royalty Shares as set forth on the Royalty Share Schedule. For clarity, with respect to the Music Asset(s), Company is selling one hundred percent (100%) of Company’s rights in and to only the Holder’s applicable Pro Rata Share of the Net Royalties derived from such Music Asset(s). For the avoidance of doubt, the Parties hereby acknowledge and agree that (a) the Royalty Shares acquired by Holder hereunder do not include any copyrights or administration and/or distribution rights in and to the Music Asset(s), (b) Holder is only acquiring a passive income interest in the Pro Rata Share of Net Royalties payable or becoming payable in respect of the Music Asset(s) and (c) Holder is only entitled to the Royalty Share Payments and is not entitled to any payment or distribution of any other amounts, including, but not limited to, any interest or other investment income earned in respect of Royalties held by Company.

3.3 As of the Effective Date, the Holder shall have, with respect to each Series, the right to receive and retain the Holder’s Pro Rata Share of the Net Royalties derived from the Music Asset(s) that correspond to such Series on the Royalty Share Schedule which are actually received by Company on or after the Effective Date, regardless of when earned (subject to the payment terms and conditions set forth in Section 3.1).

3.4 The Parties acknowledge and agree that Holder shall in no way assume or be deemed responsible for any liabilities, debts, and/or obligations of any nature, known or unknown of Company, of any kind or nature, including, without limitation, any payment obligations incurred by Company or on Company’s behalf in connection with the Royalty Rights, or under any agreements entered by Company or on Company’s behalf concerning the Royalty Rights (the “Excluded Liabilities”). All such Excluded Liabilities will be retained and remain obligations of Company.

4. REPRESENTATIONS AND WARRANTIES.

4.1 Company warrants and represents on the Effective Date that Company has the right, power and authority to enter into and to fully perform this Agreement and the Subscription Agreement.

4.2 Holder hereby represents and warrants to Company that Holder has the full right, power and authority to enter into and fully perform this Agreement and the Subscription Agreement.

5. INDEMNITY.

5.1 Company will at all times indemnify and hold Holder (the “Indemnified Party”) harmless from and against any and all claims, damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees, arising out of or related to any breach by Company of, or any third-party claim which is inconsistent with, any warranty, representation, or agreement made by Company in this Agreement. Company’s indemnity hereunder shall extend to all costs paid or incurred by the Indemnified Party (including, without limitation, reasonable attorneys’ fees) in connection with the good faith defense by the Indemnified Party of, or a response to, any claim, demand, or action which results in a judgment in a court of competent jurisdiction, or in a settlement made with Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6. NOTICES. All notices shall be in writing and shall either be served by personal delivery, certified or registered mail (return receipt requested), by FedEx or other national overnight delivery service with verifiable delivery tracking, by email (with a copy also sent by certified or registered mail, return receipt requested) or delivered via the Jukebox Platform, all charges prepaid. Except as otherwise provided herein, such notices shall be deemed given when personally delivered, mailed or sent by FedEx or other overnight delivery service with verifiable delivery tracking or by email or delivered via the Jukebox Platform (when sent), all charges prepaid, except that notices of change of address shall be effective only after the actual receipt thereof. Notices to Company shall be sent to generalcounsel@jkbx.com.

7. MISCELLANEOUS.

7.1 Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship.

7.2 In no event shall Company, its employees, officers, and directors be liable for any direct, indirect, punitive, incidental, special, or consequential damages or any damages whatsoever arising out or in any way connected with any Holder’s breach or, or failure to perform under, this Agreement.

7.3 The Term of this Agreement shall commence on the Effective Date.

7.4 This Agreement, including the Royalty Share Schedule and the Music Asset Schedule, together with the Subscription Agreement, contains the entire understanding of the Parties hereto relating to its subject matter. This Agreement shall not be amended, changed, or modified except by the prior written consent of each of the Parties, and no change or modification of this Agreement will be binding unless it is made by an instrument signed by the Party to be charged. A waiver by either Party of any term or condition of this Agreement in any instance shall not be deemed or construed as a waiver of such term or condition or of any subsequent breach thereof. All remedies, rights, undertakings, and obligations contained in this Agreement shall be cumulative, and none shall be in limitation of any other remedy, right, undertaking, or obligation of either Party. This Agreement shall not become effective until executed by all proposed Parties hereto. This Agreement may be signed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all of which shall constitute one document. Delivery of a signed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

7.5 None of the provisions of this Agreement shall inure to any Person other than the Holder and Company (or its agents, as applicable). Consequently, no Person other than Company (and its agents) and the Holder shall be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure of either the Holder or Company to comply with the provisions of this Agreement.

7.6 Holder may not assign, license and transfer all or any portion of the Royalty Shares acquired pursuant to this Agreement without Company’s prior express consent; provided that any such assignment, license, or transfer to which Company has provided express consent must only be consummated in accordance with all applicable laws, including but not limited to, the Securities Act of 1933, as amended. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their respective successors and permitted assigns.

7.7 This Agreement is not intended to, nor shall it, create any rights, entitlements, claims or benefits enforceable by any person that is not a party to it. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflict of laws. The Holder (i) irrevocably submits to the non-exclusive jurisdiction and venue of the courts of the State of New York in any action arising out of this Agreement, except where federal law requires that certain claims be brought in the federal courts of the United States, and (ii) consents to the service of process by mail. Notwithstanding any of the foregoing to the contrary, the Company acknowledges for the avoidance of doubt that this Section 7.7(a) shall not apply to claims arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and by agreeing to the provisions of this Section 7.7, the Holder will not be deemed to have waived the Company’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

7.8 Any and all disputes or controversies arising under this Agreement, or any of its terms, any effort by any Party to enforce, interpret, construe, rescind, terminate or annul this Agreement, or any provision thereof (including the determination of the scope or applicability of this Agreement to arbitrate), shall be determined by binding arbitration before a single arbitrator (who shall be a retired judge of a state or federal court with experience in the entertainment industry). Any process in any such arbitration, action or proceeding commenced may be served upon either Party, among other methods, by personally delivering or mailing the same, via registered or certified mail, addressed to the other Party, as applicable, at the address given in this Agreement. This arbitration provision applies to claims under the U.S. federal securities laws and to all claims that are related to the Company and the Royalty Shares. The arbitration shall be administered by the Judicial Arbitration and Mediation Services pursuant to its Comprehensive Arbitration Rules and Procedures then in effect (or other mutually agreeable alternative dispute resolution service) and shall be conducted in New York, New York. The arbitrator shall issue a written decision that includes the essential findings and conclusions upon which the decision is based, which shall be signed and dated. Subject to the foregoing, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO CLAIMS SUBJECT TO ARBITRATION HEREUNDER. The arbitrator’s ruling in the arbitration shall be final and binding and not subject to appeal or challenge. Judgment on any award may be entered in any court having competent jurisdiction. The Parties further agree that the arbitration proceedings, testimony, discovery and documents filed in the course of such proceedings, including the fact that the arbitration is being conducted, will be treated as confidential and will not be disclosed to any third party to such proceedings, except the arbitrator(s) and their staff, the Parties’

attorneys and their staff, and any experts retained by the Parties. BY AGREEING TO BE SUBJECT TO THE ARBITRATION PROVISION CONTAINED IN THIS AGREEMENT, HOLDERS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. Further to the above, with respect to all persons and entities, the Parties agree that all claims must be brought in the Parties’ individual capacity, and not as a plaintiff or class member in any purported class action, collective action, private attorney general action, or other representative proceeding. This waiver applies to class arbitration, and, unless the Parties agree otherwise, the arbitrator may not consolidate more than one person’s claims. The Parties agree that, by entering into this Agreement, the Parties are each waiving the right to a trial by jury and to participate in a class action, collective action, private attorney general action, or other representative proceeding of any kind.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date set forth above.

JUKEBOX HITS VOL. 1 LLC		[HOLDER]

By:		By:
	An Authorized Signatory		An Authorized Signatory
Name:		Name:
Email:		Email:
Date:		Date:

[Signature Page to Royalty Share Agreement]

SCHEDULE 1

Royalty Share Schedule

Royalty Share Series	Date of Offering Circular	Number of Royalty Shares	Total Purchase Price of Royalty Shares	Music Asset(s)	Original Issue Date
As set forth on Schedule 2 hereto

[Schedule 1 to Royalty Share Agreement]

SCHEDULE 2

Music Asset Schedule

SONG TITLE and SONGWRITER	COMPOSITION and/or RECORDING	TOTAL % COMPANY’S ROYALTY INTEREST	HOLDER’S PRO RATA SHARE PER ROYALTY SHARE(%)
[Composition] [Recording]

[Composition] [Recording]

[Composition] [Recording]

[Composition] [Recording]

[Composition] [Recording]

[Schedule 2 to Royalty Share Agreement]